Exhibit 10.85

ASSET PURCHASE AGREEMENT
By and Among
Syntax-Brillian Corporation,
Syntax-Brillian SPE, Inc., and Syntax Groups Corporation
(As Sellers),
OLEVIA INTERNATIONAL GROUP, LLC
(As Purchaser),
and
MR. JUNG-JYH WU
a/ka MR. JOHN WU
(As Guarantor)

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

1.1	Defined Terms	2
1.2	Use Of Singular Or Plural	12
1.3	Reference To Agreement	12
1.4	Recitals, Schedules and Exhibits	12
1.5	Including	12

ARTICLE II PURCHASE AND SALE OF ASSETS		12

2.1	Agreement to Purchase and Sell	12
2.2	Excluded Assets	14

ARTICLE III ASSUMED AND EXCLUDED LIABILITIES		16

3.1	Assumption of Liabilities	16
3.2	Assignment of Contracts and Rights	16
3.3	Excluded Liabilities	16

ARTICLE IV CONSIDERATION AND DEPOSIT		17

4.1	Purchase Price	17
4.2	Deposit	17
4.3	Sale “As Is Where Is”	17

ARTICLE V REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS OF SELLERS		18

5.1	Organization	18
5.2	Conflicts; Consents of Third Parties	18
5.3	Title to Purchased Assets	19
5.4	Brokers	19
5.5	Board Approval and Recommendation	20

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER AND GUARANTOR		21

6.1	Organization and Good Standing	21
6.2	Authorization of Agreement	21
6.3	Conflicts; Consents of Third Parties	22
6.4	Brokers	22
6.5	DigiMedia Investment	22
6.6	Defaults	22
 i

6.7	Litigation	23

ARTICLE VII OPERATIONS PENDING CLOSING		23

7.1	Operation of Business	23
7.2	Retention of Interim CEO	23
7.3	Material Operational Decisions; Cooperation	23
7.4	No New Contracts	24

ARTICLE VIII BANKRUPTCY COURT MATTERS		24

8.1	Competing Transaction	24
8.2	Bidding Procedures Order	24
8.3	Submission to Bankruptcy Court	25
8.4	Break-Up Fee and Expense Reimbursement	25
8.5	Payment of Break-Up Fee and DigiMedia Investment	25
8.6	Purchaser’s Back-Up Commitment; Payment of Expense Reimbursement	26
8.7	Sale Order; Adequate Assurance	26

ARTICLE IX COVENANTS OF THE PARTIES		27

9.1	Preservation and Access to Books and Records	27
9.2	Publicity	27
9.3	Disclosure Schedules	27
9.4	Schedules and Exhibits	28
9.5	Best Efforts; Further Assurances	28
9.6	Certain Filings	28
9.7	Guaranty	28
9.8	Certain Contracts	28

ARTICLE X EMPLOYEES AND EMPLOYEE BENEFITS		29

10.1	No Successor Liability To Sellers’ Employees	29
10.2	Employment	29
10.3	Employee Matters	30

ARTICLE XI CONDITIONS TO CLOSING		31

11.1	Conditions to Purchaser’s Obligations	31
11.2	Purchaser’s Obligations at the Closing	32
11.3	Conditions to Sellers’ Obligations	32
11.4	Sellers’ Obligations at the Closing	33
11.5	Closing Costs	34

ARTICLE XII CLOSING		34

12.1	Closing Date	34

ARTICLE XIII TAXES		34

13.1	Tax Ownership	34
13.2	Cooperation and Audits	34
13.3	Transfer Taxes	34

ARTICLE XIV TERMINATION		35

14.1	Grounds for Termination	35
14.2	Effect of Termination	35

ARTICLE XV MISCELLANEOUS		36

15.1	Notices	36
15.2	Amendments and Waivers	37
15.3	Successors and Assigns	37
15.4	Bulk Sales Laws	38
15.5	Injunctive Relief	38
15.6	Communications with Employees, Customers and Vendors	39
15.7	Incorporation by Reference; Captions	39
15.8	No Survival of Representations and Warranties	39
15.9	Bankruptcy Court Jurisdiction	39
15.10	Third Party Beneficiaries	39
15.11	Entire Agreement	40
15.12	Applicable Law	40
15.13	Timing	40
15.14	Invalid Provision	40
15.15	Multiple Counterparts	40
15.16	Further Assurances	40
SCHEDULES
Schedule 1.1(A)            SPV Accounts Receivable
Schedule 1.1(B)            Kolin Contracts
Schedule 1.1(C)            TCV Group
Schedule 2.1(A)            Foreign Investments
Schedule 2.1(B)            Assumed Contracts and Leases
Schedule 2.1(C)            Insurance Policies
Schedule 2.2                 Excluded Assets
Schedule 5.7                 Intellectual Property
Schedule 5.8                 Litigation
Schedule 5.9                 Employees
Schedule 5.10               Contracts
Schedule 8.4                 DigiMedia Investment

EXHIBITS
Exhibit A — APA Guaranty
Exhibit B — Designated Asset Agreement
Exhibit C — New Term Loan Documents
Exhibit D — Debt Assumption Agreement
Exhibit E — Assignment and Assumption Agreement
Exhibit F — Guaranty
Exhibit G — Bills of Sale
Exhibit H — Earn Out Assignment and Procedures Agreement
Exhibit I — IP License Agreement
Exhibit J — Assignment of Receivables

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 7, 2008, (the “Effective Date”) by and among Syntax-Brillian Corporation, a Delaware corporation, Syntax-Brillian SPE, Inc., a Delaware corporation, and Syntax Groups Corporation, a Delaware corporation (collectively the “Sellers”), Olevia International Group, LLC, a California limited liability company (the “Purchaser”) and Mr. Jung-Jyh Wu a/k/a Mr. John Wu (as guarantor of Purchaser’s obligations hereunder, the “Guarantor”).
RECITALS
     WHEREAS, the Sellers are leading designers, developers, and distributors of high-definition televisions, or HDTVs utilizing liquid crystal display (“LCD”) technology (excluding the business of Vivitar Corporation (as defined below) and its subsidiaries, the “Business”). The Seller’s lead products include their Olevia brand high definition widescreen LCD televisions. In addition, through Vivitar Corporation (“Vivitar”) and Vivitar’s subsidiaries, the Sellers are also distributors of the Vivitar brand digital still and video cameras and accessories;
     WHEREAS, the Purchaser is a California limited liability company which was formed to purchase certain of the assets of Sellers related to the Business as provided herein;
     WHEREAS, upon the execution of this Agreement, Sellers have agreed to file voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on or about July 7, 2008. (the “Bankruptcy Case”);
     WHEREAS, upon the terms and subject to the conditions set forth herein and as authorized under Sections 105, 363 and 365 of the Bankruptcy Code, Purchaser desires to purchase from the Sellers, and Sellers desire to sell to Purchaser the Purchased Assets (as defined herein), other than the Excluded Assets and Excluded Liabilities (as defined herein), and Purchaser desires to assume certain leases and executory contracts, in exchange for the payment to Sellers of the Purchase Price (as defined herein) and the assumption by the Purchaser of the Assumed Liabilities;
     WHEREAS, Sellers have made efforts to identify and solicit potential purchasers for their Business and assets prior to the date hereof and have identified Purchaser as the only party interested in making an offer for the Business and the Purchased Assets (as defined below) to date;
     WHEREAS, Sellers believe, following consultation with Sellers’ legal and financial advisors and upon consideration of available alternatives, that, in light of the Sellers’ current liquidity and financial position, a sale of the Purchased Assets is necessary to maximize value and is in the best interest of Sellers, Sellers’ creditors and Sellers’ stockholders;
     WHEREAS, simultaneously with the execution of this Agreement, the Guarantor has executed a guaranty in the form attached as Exhibit A hereto (the “APA Guaranty”) and has delivered it to the Sellers and the Lenders (as defined herein); and

     WHEREAS, the transactions contemplated by this Agreement (the “Transactions”) are subject to the approval of the Bankruptcy Court and will be consummated only pursuant to a Sale Order (as defined herein) to be entered in the Bankruptcy Case.
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter contained, and intending to be bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms
     Defined terms used in this Agreement shall, unless the context otherwise requires, have the following meanings:
     “Accounts Receivable” has the meaning ascribed to such term in Section 2.1(b)(ix).
     “Accounts Receivable Collections” means the cash collections on Accounts Receivable received by the Sellers from the Effective Date through the Closing Date.
     “Accounts Receivable Collections Threshold” means $10.56 million.
     “Action” means any complaint, claim, litigation, arbitration, mediation, or proceeding.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or use the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
     “Agreement” means this Asset Purchase Agreement by and between Sellers and Purchaser and the Guarantor together with the Disclosure Schedules and Exhibits attached to this Agreement, each as amended, consolidated, supplemented, novated or replaced by the parties from time to time in accordance with the terms hereof.
     “Allocation Statement” has the meaning ascribed to such term in Section 13.1.
     “APA Guaranty” has the meaning given to such term in the Recitals.
     “Assigned Real Property” has the meaning ascribed to it in Section 2.1(b)(iii).
     “Assignment” means the assignment of Contracts and Leases by Sellers to Purchaser pursuant to and in accordance with this Agreement and section 365(f) of the Bankruptcy Code.

     “Assignment of Receivables” means those certain Assignment of Receivables by Sellers to Purchaser or the SPV pursuant to and in accordance with this Agreement in the form attached hereto as Exhibit J.
     “Assignment Order” means an Order of the Bankruptcy Court, in form and substance reasonably acceptable to Sellers, Purchaser and Lenders authorizing the assumption and Assignment of a Contract or Cured Lease pursuant to section 365 of the Bankruptcy Code, which Order may be the Sale Order.
     “Assumed Contracts” means only those Contracts and Leases relating to the Business that Purchaser identifies in writing no more than ten (10) days after the Effective Date, it being understood that Purchaser shall not be required to assume any Contract and that any assignment of a Contract to Purchaser by Sellers shall be at the sole discretion of Purchaser and subject to approval of the Bankruptcy Court, and, to the extent that the Assumed Contracts relate to the Designated Assets or the SPV, to the consent of the Lenders, which consent shall not be unreasonably withheld. Assumed Contracts shall include the Cured Leases. The list of Assumed Contracts shall be incorporated into Schedule 2.1(B) to this Agreement. Notwithstanding anything herein to the contrary, Assumed Contracts shall not include (a) any Contracts related to Vivitar Corporation or its subsidiaries and (b) any Contracts with Kolin or its Affiliates including, without limitation, those Contracts set forth on Schedule 1.1(B).
     “Assumed Liabilities” has the meaning given such term in Section 3.1.
     “Assumed Portion of the Existing Debt Facility” means the $60 million less (i) up to $3.5 million if all or a portion of the Critical Vendor Motion related to DigiMedia is not granted, or is granted and DigiMedia is not paid prior to the Closing Date and (ii) up to $2.0 million if all or a portion of the Critical Vendor Motion related to TCV is not granted, or is granted and TCV is not paid prior to the Closing Date (which $60 million is inclusive of the $18 million to be paid at Closing and as reduced if the Critical Vendor Motion is not granted or is granted and the Critical Vendors are not paid prior to Closing as provided herein) in principal amount of the Existing Debt Facility which shall be assumed by Purchaser at the Closing and modified on the terms agreed to by the Purchaser and the Lenders immediately thereafter pursuant to the New Term Loan Documents. For clarification, Purchaser shall not assume any of the Existing Debt Facility in excess of $60 million less (i) up to $3.5 million if all or a portion of the Critical Vendor Motion related to DigiMedia is not granted, or is granted and DigiMedia is not paid prior to the Closing Date and (ii) up to $2.0 million if all or a portion of the Critical Vendor Motion related to TCV is not granted, or is granted and TCV is not paid prior to the Closing Date. Notwithstanding the foregoing, to the extent the Accounts Receivable Collections exceed the Accounts Receivable Collections Threshold, the Assumed Portion of the Existing Debt Facility, and correspondingly the first monthly amortization payment of $7 million pursuant to the New Term Loan Documents, shall each be reduced by such excess amount.
     “Auction” means the auction to take place pursuant to the Bidding Procedures Order.
     “Auction Date” means the date of the Auction scheduled by the Bankruptcy Court pursuant to the Bidding Procedures Order.

     “Avoidance Actions” means any avoidance cause of action Sellers may have against a third party other than Purchaser arising under chapter 5 of the Bankruptcy Code or applicable state law, including without limitation, causes of action under sections 550 and 551 of the Bankruptcy Code to recover any such avoided transfers; provided, however, that Sellers may not bring any Avoidance Action against any member of the TCV Group or, to the extent of direct contract claims under an Assumed Contract in question only, against any party who is a counterparty to such Assumed Contract and/or any party who receives a Cure Amount under such Assumed Contract in accordance herewith.
     “Bankruptcy Case” has the meaning given to such term in the Recitals.
     “Bankruptcy Code” has the meaning given to such term in the Recitals.
     “Bankruptcy Court” has the meaning given to such term in the Recitals.
     “Bid Deadline” means the date set forth in the Bidding Procedures Order by which initial Qualified Bids must be submitted to the Sellers.
     “Bidding Procedures” has the meaning as more fully described in Section 8.2.
     “Bidding Procedures Order” means an order of the Bankruptcy Court, approving the Bidding Procedures in form and substance reasonably acceptable to Sellers, Lenders and Purchaser.
     “Break-Up Fee” has the meaning given such term in Section 8.4(a).
     “Business” has the meaning given to such term in the Recitals.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to be closed in the State of Delaware.
     “Claims” has the meaning set forth in section 101(5) of the Bankruptcy Code.
     “Closing” means the consummation of the sale and purchase of the Purchased Assets and all other Transactions contemplated in this Agreement.
     “Closing Date” means July 30, 2008 or such other date on or as of which the Closing occurs, but no later than the applicable date in clause 14.1(a) (or such other date as the Purchaser, Sellers and Lenders agree to in writing.
     “COBRA” has the meaning given such term in Section 10.2.
     “Competing Transaction” means (i) a transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of the Purchased Assets as a single, integrated transaction to a purchaser or group of purchasers jointly bidding, other than Purchaser, (ii) if the conditions precedent in Sections 11.1 and 11.3 are met and the Sellers choose not to consummate the Transactions, a plan of reorganization (other than a plan of liquidation), or (iii) a refinancing of all, but not part of, the Existing Debt Facility.

     “Contract” means any contract, lease or agreement to which any of the Sellers is a party relating to the Purchased Assets and not relating to Vivitar and its subsidiaries, (i) existing as of the Effective Date or (ii) which is entered into by any of the Sellers between the date hereof and the Closing Date, including, but not limited to, agreements, warranties and guaranties relating to the Purchased Assets, and any amendments, modifications or supplements thereto.
     “Copyrights” means any foreign or United States copyright registrations and applications for registration thereof, and any nonregistered copyrights.
     “Critical Vendor Motion” has the meaning given such term in Section 7.1.
     “Cure” or “Cure Amounts” means amounts that must be paid and obligations that otherwise must be satisfied, pursuant to sections 365(f) (and 365(b)(1)(A) and (B)) of the Bankruptcy Code, in connection with the Assignment of the Assumed Contracts; provided, however, that Purchaser shall be liable for all Cure or Cure Amounts.
     “Cured Leases” means the leases of non-residential real property that are related to the Business (and not relating to Vivitar and its subsidiaries) that Purchaser elects to assume as an Assumed Contract under section 365 of the Bankruptcy Code.
     “Debt Assumption Agreement” has the meaning set forth in Section 11.2(iii).
     “Designated Asset Agreement” means the Designated Asset Agreement in the form attached hereto as Exhibit B governing a portion of the Designated Assets.
     “Designated Assets” means all of the Sellers’ right, title and interest in and to (a) the accounts receivable (including interest and penalties thereon) owing to the Sellers as at the Closing Date from South China House of Technology, Olevia Far East and their respective Affiliates, including, but not limited to, the accounts receivable included in Schedule 1.1(A), (b) Inventory existing on the Closing Date held outside the United States and warranties received from suppliers with respect to such Inventory, (c) all Intellectual Property and goodwill related to the Business, and (d) all Assumed Contracts related to the Designated Assets which the Lenders consent to have assigned to the SPV.
     “Deposit” means a deposit of $5 million provided on the Effective Date by Purchaser in an interest bearing escrow account with Escrow Holder.
     “DigiMedia Investment” has the meaning ascribed to such term in Section 8.4 (c). To the extent requested by the Sellers, the Purchaser shall provide reasonable documentation for the amount of the DigiMedia Investment.
     “DIP Facility” means debtor-in-possession financing provided in the Sellers’ Bankruptcy
Case.
     “Disclosure Schedules” means the disclosure schedules delivered by Sellers to Purchaser concurrently with the execution and delivery of this Agreement.

     “Earn Out” means any Tax Refunds as determined from time to time other than the Retained Portion.
     “Earn Out Agreement” means that certain Earn Out Assignment and Procedures Agreement, dated as of the date hereof, between the Sellers, the Purchaser and the agent for the Lenders a copy of which is attached hereto as Exhibit H.
     “Earn Out Procedures” means the procedures as set forth in the Earn Out Agreement.
     “Effective Date” has the meaning ascribed to such term in the Preamble.
     “Employee Benefit Plans” means any employee benefit plans, as defined in Section 3(3) of ERISA, and any “multi-employer plan” as defined in Section 3(37) of ERISA or each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity related compensation plan, program, agreement or arrangement; each medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination, change in control, retention or agreement or arrangement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to, or required to be contributed to, by the Sellers or an ERISA Affiliate or to which Sellers or an ERISA Affiliate is party, whether written or oral, for the benefit of any director or employee or former director or employee of the Sellers or any former subsidiary of the Sellers.
     “Employee Claims” has the meaning given such term in Section 10.1.
     “Employees” means all individuals, as of the date hereof, who are employed by the Sellers.
     “Entitled Real Property” has the meaning ascribed to it in Section 2.1(b)(iii).
     “Equipment” has the meaning ascribed to such term in Section 2.1(b)(iv).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity that with the Sellers is:
(a)	a member of a controlled group of corporations within the meaning of Section 414(b) of the IRC;

(b)	a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the IRC;

(c)	a member of an affiliated service group within the meaning of Section 414(m) of the IRC; or

(d)	a member of a group of organizations required to be aggregated under Section 414(o) of the IRC.

     “Escrow Holder” means U.S. Bank National Association, a national banking association.
     “Excluded Assets” has the meaning given to such term in Section 2.2.
     “Excluded Estate Actions” means all legal claims and/or causes of action of Sellers pursuant to applicable Law or agreement including, without limitation, claims against insiders and Third-Parties but excluding Avoidance Actions and claims against members of the TCV Group except for claims arising under this Agreement.
     “Excluded Contracts” means all Contracts that are not Assumed Contracts.
     “Excluded Liabilities” has the meaning given such term in Section 3.3.
     “Expense Reimbursement” has the meaning given such term in Section 8.4(b).
     “Existing Debt Facility” means that certain Credit and Guaranty Agreement, dated as of October 26, 2007, as amended between the Sellers, the Lenders and the other parties thereto.
     “GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period.
     “Governmental Authority” means any federal, state, or local court, tribunal, governmental department, agency, board or commission, regulatory authority, or other governmental body, subdivision or instrumentality.
     “Guarantor” means Mr. Jung-Jyh Wu a/k/a Mr. John Wu.
     “Hired Employees” has the meaning given such term in Section 10.2(a).
     “Improvements” has the meaning given such term in Section 2.1.
     “Initial Overbid Amount” has the meaning set forth in the Bidding Procedures Order.
     “Incremental Bid Amount” has the meaning set forth in the Bidding Procedures Order.
     “Intellectual Property” means all intellectual property rights owned by or licensed to Sellers (excluding those rights relating exclusively to Vivitar and its subsidiaries), whether foreign or domestic, and arising under any law, including without limitation, intellectual property arising from or in respect of the following:
(i)	all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon;

(ii)	all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names (“Domain Names”) and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof;

(iii)	copyrights and registrations and applications therefor and works of authorship, and mask work rights;

(iv)	trade secrets;

(v)	all software;

(vi)	technical, scientific and other know-how, trade secrets, confidential or proprietary information; and

(vii)	all claims, causes of action and rights to sue for past, present and future infringement of the foregoing.
     “Interest” means an “interest in property” as such phrase is used in section 363(f) of the Bankruptcy Code.
     “IP License Agreement” means the IP License Agreement between Olevia LLC and the SPV in the form of Exhibit I hereto.
     “Inventory” has the meaning given such term in Section 2.1(b)(vi).
     “IRC” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated and the rulings issued thereunder.
     “Law” means any federal, state, commonwealth, local or foreign law, statute, code, ordinance, rule or regulation or common law requirement.
     “Lease” means all unexpired leases or other agreements, including all amendments, extensions, renewals, and guarantees with respect thereto, pursuant to which any of Sellers hold or use any non-residential real property.
     “Leased Real Property” has the meaning ascribed to it in Section 2.1(b)(i).
     “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Authority or arbitration panel.
     “Legal Requirements” means any and all judicial decisions, orders, injunctions, judgments, decrees and writs, and any and all laws, statutes, rules, regulations, permits, certificates or ordinances of any governmental or municipal authority that are applicable to the Purchased Assets.
     “Lenders” means the lenders under the Existing Debt Facility.

     “License” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.
     “Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.
     “Lien” means, with respect to any of the Purchased Assets, regardless of whether created or incurred pre- or post- Petition Date, any lien, pledge, charge, option, right of first refusal, license to a third party, lease to a third party, security agreement, security interest, encumbrance or other adverse claim, restriction, interest or limitation of any kind in respect of any of the Purchased Assets or irregularities in title thereto. For the purposes of this Agreement, without limiting the definition of the term “Lien,” Lien shall also have the meaning set forth in section 101(37) of the Bankruptcy Code and Sellers will be deemed to own subject to a Lien any asset which Sellers have acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
     “Marked Agreement” has the meaning given to such term in the definition of “Qualified Bid.”
     “Material Adverse Effect” has the meaning given such term in Section 11.1(a).
     “New Term Loan Documents” means that certain Credit and Guaranty Agreement dated as of the Closing Date among Purchaser, Olevia LLC, the Guarantor, the lenders party thereto, Silver Point Finance, LLC, as administrative and collateral agent, and any other parties thereto and the documents and instruments related thereto, in each case as amended or modified from time to time.
     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority or arbitration panel.
     “Ordinary Course of Business” means, except as otherwise specifically ordered by the Bankruptcy Court, the ordinary course of business consistent with past prudent custom and practices of the Sellers with respect to the ownership, operation or maintenance of the Purchased Assets and the Business.
     “Patents” means all (a) patents and patent applications, and (b) business methods, inventions, and discoveries that may be patentable.
     “Permits” mean any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.
     “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
     “Petition” means the voluntary petition of each of the Sellers under chapter 11 of the Bankruptcy Code to be filed in the Bankruptcy Court.

     “Petition Date” means the date on which Sellers file their Petitions.
     “Purchaser” has the meaning given such term in the Preamble.
     “Purchased Assets” has the meaning given such term in Section 2.1.
     “Purchase Price” has the meaning given such term in Section 4.1.
     “Qualified Bid” means a “Qualified Bid” as defined in the Bidding Procedures Order.
     “Qualified Bidder” means a “Qualified Bidder” as defined in the Bidding Procedures Order. The Purchaser shall be deemed a Qualified Bidder.
     “Retained Portion” means the excess, if any, of (a) 31% of the excess (if any) of the aggregate amount of Tax Refunds in respect of the taxable year ended June 30, 2007 (determined by also reducing such Tax Refunds by any costs and expenses, including reasonable attorneys’ fees, incurred by Lenders in connection with such refunds under the Earn Out Procedures) over $10 million; provided, that in no event shall the Retained Portion exceed $3.1 million in total; over (b) the amount, if any, by which the Accounts Receivable Collections are less than the Accounts Receivable Collections Threshold.
     “Sale Hearing” means the hearing held before the Bankruptcy Court at which the sale of the Purchased Assets is approved by entry of the Sale Order.
     “Sale Motion” means the motion to be filed by the Sellers with the Bankruptcy Court, in form and substance reasonably acceptable to the Lenders, Sellers and Purchaser, seeking an order from the Bankruptcy Court authorizing, among other things, (a) the sale of the Purchased Assets free and clear of all Liens, Claims, and Interests as provided in the Sale Order, subject to higher and/or better offers; and (b) the Sellers to consummate the Transactions.
     “Sale Order” means an order issued by the Bankruptcy Court authorizing the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Purchaser (or in the case of the Designated Assets, to the SPV), in form and substance reasonably acceptable to the Sellers, Lenders and Purchaser, and containing, among other things, a “good faith purchaser” finding under Section 363(m) of the Bankruptcy Code.
     “Sellers” has the meaning given such term in the Preamble.
     “Sellers Benefit Plans” has the meaning given such term in Section 2.2(f).
     “Sellers Controlled Group” has the meaning given such term in Section 2.2(f).
     “Shared Services Agreement” means that certain Shared Services Agreement to be entered into on the Closing Date by Vivitar Corporation and its subsidiaries and Purchaser in form and substance reasonably acceptable to Purchaser, Sellers and Lenders.
     “Software” means any computer software programs, including any computer software programs that incorporate and run Seller’s pricing models, formulas and algorithms, source code,

object code, data, databases, compilations and documentation, including user manuals and training materials.
     “SPV” means the special purpose vehicle or vehicles formed by the Lenders to hold the Designated Assets as of the Closing Date.
     “Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges including, without limitation, all federal, state, local, foreign and other net or gross income, gross receipts, alternative or add-on minimum tax, franchise, profits, capital gains, capital, transfer, sales, use, ad valorem, occupation, premium, property, excise, severance, environmental (including taxes under IRC §59A) or windfall profits tax, stamp, license, payroll, employment, withholding and other taxes, assessments, charges, customs, duties, fees, levies or other governmental assessments or charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or not.
     “Tax Refunds” means all federal, state and local Tax refunds received after June 30, 2008 with respect to the Sellers’ taxable years ended on or before June 30, 2008 (net of any costs and expenses, including reasonable attorneys’ fees, incurred in connection with such refunds by Sellers).
     “Tax Return” means any return, report, claim for refund, information return, or statement, including in each case any amendments, schedules or attachments thereto, filed or required to be filed with any U.S. federal, state, local or non-U.S. governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws regulating, or administrative requirements relating to, any Tax.
     “TCV Group” means, collectively, the Purchaser and those parties listed on Schedule 1.1(C).
     “Third Party” means any Person other than Sellers or Purchaser.
     “Trademarks” means any foreign or U.S. trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, and general intangibles of like nature whether registered or unregistered, together with all of the goodwill relating thereto and all registrations and applications for registration thereof.
     “Trade Secrets” means any confidential information, trade secrets, research records, processes, procedures, manufacturing formulas, technical know-how, technology, blueprints, designs, plans, models and methodologies (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.
     “Transactions” has the meaning given to such term in the Recitals.
     “Treasury Regulations” means any final, proposed or temporary regulations promulgated under the IRC.

     “Vivitar Assets” means (i) the shares of capital stock of Vivitar Corporation and its subsidiaries and all of such entities’ assets and operations and (ii) all amounts owed by Vivitar and its subsidiaries to the Sellers.
     1.2 Use Of Singular Or Plural
     As used in this Agreement, the singular shall include the plural and the masculine gender shall include the feminine and neuter and vice versa, as the context requires.
     1.3 Reference To Agreement
     Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.
     1.4 Recitals, Schedules and Exhibits
     The Recitals, Disclosure Schedules and Exhibits annexed hereto, and the capitalized terms defined therein, are hereby incorporated by reference into the body of this Agreement as if the same were fully set forth herein.
     1.5 Including
     The term “including” shall be construed to mean “including without limitation.”
ARTICLE II
PURCHASE AND SALE OF ASSETS
     2.1 Agreement to Purchase and Sell
     (a) At the Closing, and upon the terms and conditions herein set forth, Sellers shall sell, transfer, convey and deliver to Purchaser (and/or one or more wholly-owned subsidiaries of Purchaser designated by Purchaser at or before the Closing; and in the case of the Designated Assets, to the SPV), and Purchaser (and/or or one or more wholly-owned subsidiaries of Purchaser designated by Purchaser at or before the Closing; and in the case of the Designated Assets, the SPV) shall purchase, acquire and/or accept from Sellers, all right, title and interest of Sellers in, to and under the Purchased Assets, free and clear of all Liens, Claims, and Interests to the fullest extent permitted by sections 363 and 365 of the Bankruptcy Code.
     (b) For all purposes of and under this Agreement, the term “Purchased Assets” shall mean all of Sellers’ rights, title and interest in and to the assets related to the Business listed below to the extent transferable, but shall exclude the Excluded Assets:
     (i) the Cured Leases as set forth on Schedule 2.1(B) including rights to related security deposits and prepaid deposits (the real property leased by Seller pursuant to the Leases, the “Leased Real Property”);

     (ii) certain foreign investments specifically identified on Schedule 2.1(A), which shall be incorporated herein by ten (10) days after the Petition Date;
     (iii) easements, rights of way, real property licenses, and other real property entitlements related to the Cured Leases (the “Entitled Real Property” and, together with the Leased Real Property, the “Assigned Real Property”);
     (iv) to the extent assignable and transferable to Purchaser, all of (A) the buildings, improvements and fixtures now or hereafter located on the Assigned Real Property, subject to limitations set forth in the Leases (collectively, the “Improvements”); (B) owned equipment, security devices, furniture, fixtures, tools, tooling (excluding, for the avoidance of doubt, any tooling deposits) and other tangible personal property used in connection with the Business including, without limitation, all machinery and equipment located at the Assigned Real Property, but excluding any of the foregoing items under capitalized leases and similar instruments not constituting Assumed Contracts (collectively, the “Equipment”); (C) warranties and licenses received from manufacturers of the Equipment, Improvements or any component thereof; and (D) all letters of credit related to customer purchase orders for the Business where any Seller is the applicant or the beneficiary.
     (v) the Assumed Contracts other than those that are Designated Assets;
     (vi) (A) the inventory owned by Seller on the Closing Date, including, but not limited to inventory located in outside warehouses and consignment inventory located at customer or at supplier sites, but excluding inventory held outside the United States which shall be part of the Designated Assets (“Inventory”), (B) the warranties received from suppliers with respect to such Inventory, (C) the vendor and customer codes to the extent transferable or assignable, and (D) work in process;
     (vii) Claims and causes of action, if any, against the TCV Group other than claims and causes of action arising under this Agreement;
     (viii) to the extent assignable and transferable to Purchaser, the Permits;
     (ix) all accounts and notes receivable (the “Accounts Receivable”) other than those Accounts Receivable that are part of the Designated Assets;
     (x) all prepaid expenses of the Sellers related to the Business other than tooling deposits;

     (xi) all intangible personal property of the Sellers including all rights, privileges, claims, causes of action, and options relating or pertaining to the Purchased Assets other than Avoidance Actions and Excluded Estate Actions;
     (xii) all customer lists;
     (xiii) to the extent assignable and transferable to Purchaser, all computer hardware and software (including, without limitation, process control software) owned by Sellers or licensed to Sellers pursuant to an Assumed Contract but excluding any Intellectual Property which would otherwise fall within this clause which shall be a Designated Asset;
     (xiv) all books, files, documents and records owned by or in the control of Sellers (in whatever format they exist, whether in hard copy or electronic format), including, without limitation, all computer data bases, records and information, test results, product specifications, plans, data, studies, drawings, diagrams, engineering data, safety and environmental reports and documents, maintenance schedules and operating and production records, inventory records, business plans, and marketing materials (collectively the “Records and Reports”) that are related to the Purchased Assets;
     (xv) all communication equipment owned, leased or licensed by Sellers used in the operation of the Purchased Assets;
     (xvi) all Tax Refunds;
     (xvi) all prepaid deposits relating to the Purchased Assets other than those constituting Excluded Assets;
     (xvii) all insurance policies described in Schedule 2.1(C) and all proceeds of such insurance policies related to events after the Closing Date;
     (xviii) to the extent assignable and transferable to the Purchaser, all other assets used in the operation of the Business in the Ordinary Course of Business; and
     (xx) the Designated Assets.
     2.2 Excluded Assets
     Notwithstanding anything to the contrary in this Agreement, nothing herein shall be deemed to sell, transfer, assign or convey, the Excluded Assets (including, without limitation, the Excluded Estate Actions or the Avoidance Actions) to Purchaser or the SPV, and Sellers shall retain all right, title and interest to, in and under, and all obligations with respect to the Excluded

Assets. For all purposes of and under this Agreement the term “Excluded Assets” includes, but is not limited to, the following:
     (a) any asset of Sellers that otherwise would constitute a Purchased Asset but for the fact that they are conveyed, leased or otherwise disposed of, in the Ordinary Course of Business, consistent with the terms of this Agreement, during the time from the date hereof until the Closing;
     (b) all of the assets set forth on Schedule 2.2 hereto;
     (c) all Avoidance Actions and any rights, defenses, cross claims or counterclaims with respect to any Avoidance Actions;
     (d) the Excluded Estate Actions and any rights, defenses, cross claims or counterclaims with respect to any Excluded Estate Actions;
     (e) all Excluded Contracts;
     (f) all Employee Benefit Plans currently or previously sponsored or maintained by Sellers or any of Sellers’ ERISA Affiliates (collectively, the “Sellers Controlled Group”) or their respective predecessors or with respect to which the Sellers Controlled Group or their respective predecessors has made or is required to make payments, transfers or contributions in respect of any present or former employees, directors, officers, shareholders, consultants or independent contractors of Sellers or any of the Sellers’ ERISA Affiliates or their respective predecessors (collectively, the “Sellers Benefit Plans”), and all insurance policies, fiduciary liability policies, benefit administration contracts, actuarial contracts, trusts, escrows, surety bonds, letters of credit and other contracts primarily relating to any Sellers Benefit Plan;
     (g) all cash, cash equivalents and short-term investments other than Tax Refunds;
     (h) all personnel records of Sellers’ Employees who are not Hired Employees;
     (i) the shares of capital stock of Sellers and Vivitar Corporation, Vivitar’s Subsidiaries and Sellers’ Subsidiaries and any and all Vivitar Assets;
     (j) any amounts payable by any Affiliate of the Sellers to the Sellers or any other receivable payable to the Sellers by any Affiliate thereof;
     (k) all security and utility deposits, credits, allowances, rebates and set-offs for (i) utility deposits paid after commencement of the Bankruptcy Cases and (ii) such items relating to Leases which are not Cured Leases or Contracts which are not Assumed Contracts;
     (l) tooling deposits;

     (m) all other assets not used in the operation of the Business in the Ordinary Course of Business except to the extent they are specifically included in the Purchaed Assets; and
     (n) all insurance policies of Sellers not listed on Schedule 2.1(C).
ARTICLE III
ASSUMED AND EXCLUDED LIABILITIES
     3.1 Assumption of Liabilities
     Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the time of Closing, that the Purchaser shall assume, pay, perform and/or discharge only the following liabilities of the Sellers arising in connection with the operation of the Business except for the Excluded Liabilities (the “Assumed Liabilities”) and no other liabilities of Sellers whatsoever:
     (a) the Assumed Portion of the Existing Debt Facility, to the extent provided in the Debt Assumption Agreement;
     (b) all liabilities and obligations relating to any Assumed Contracts;
     (c) all Cure Amounts;
     (d) all liabilities and obligations relating to the Purchased Assets from and after the Closing Date; and
     (e) any liabilities incurred in the Ordinary Course of Business that are identified in writing by the Purchaser and notified to Sellers three (3) Business Days prior to Closing as liabilities that the Purchaser wishes to assume in the ordinary course.
     3.2 Assignment of Contracts and Rights
     Subject to the approval of the Bankruptcy Court and pursuant to the Sale Order or other Assignment Order, the Assumed Contracts, will be assumed by Sellers and assigned to Purchaser on the Closing Date pursuant to section 365(f) of the Bankruptcy Code.
     3.3 Excluded Liabilities
     Except for the Assumed Liabilities, the Purchaser shall not assume by virtue of this Agreement, the Transactions, or otherwise, and shall have no liability whatsoever for, any debts, Liabilities or obligations of the Sellers of any kind, character or description whatsoever regardless of whether any such debt, Liability or obligation is disclosed in this Agreement or the Disclosure Schedules, including without limitation, any obligations under the Existing Debt Facility that are not part of the Assumed Portion of the Existing Debt Facility and any obligation under the DIP Facility (collectively, the “Excluded Liabilities”).

ARTICLE IV
CONSIDERATION AND DEPOSIT
     4.1 Purchase Price
     The purchase price (the “Purchase Price”) to be paid by Purchaser for the Purchased Assets shall be the assumption of the Assumed Liabilities by Purchaser and the Earn Out. The Purchase Price shall be paid at Closing through the assumption of the Assumed Liabilities by Purchaser. No cash shall be paid to Sellers at Closing; provided, that Purchaser shall be responsible for payment of any Cure Amounts.
     4.2 Deposit
     On the Effective Date, the Purchaser shall make the Deposit. In the event (a) the Closing occurs hereunder and the Purchaser complies with clause 11.2(b), (b) the conditions set forth in Section 11.1 have not been satisfied or waived by the applicable date in clause 14.1(a), or (c) the Sellers are pursuing a Competing Transaction, then on the earlier of the consummation of such Competing Transaction or the applicable date in clause 14.1(a), the Deposit and all interest thereon will be returned and released to or as directed by the Purchaser and Sellers shall execute any documentation required by the Escrow Holder to release to Purchaser or its designee. In any other event, the Deposit and all interest thereon shall be retained by the Sellers and paid to or as directed by the Lenders and the Purchaser shall execute any documentation required by the Escrow Holder to release the Deposit.
     4.3 Sale “As Is Where Is”
     Notwithstanding anything to the contrary contained herein, Purchaser acknowledges and agrees that: (a) the Purchased Assets are conveyed “AS IS,” “WHERE IS” and “WITH ALL FAULTS” and that all warranties, including warranties of merchantability, usage or suitability or fitness for a particular purpose are disclaimed, except as specifically provided herein; and (b) only to the extent that the Sale Order or other order of the Bankruptcy Court covers and provides protection to Purchaser on or regarding any or all of the matters covered by Sellers’ representations, warranties, covenants and agreements set forth in this Agreement: (i) Sellers shall have no liability or responsibility for such representations, warranties, covenants and agreements, (ii) they shall not be conditions to the Purchaser’s obligation to close under Article XI hereof, and (iii) they shall not be the basis for Purchaser’s termination of this Agreement or its obligation hereunder under Article XIV hereof, in each case to the extent that the Sale Order or other order of the Bankruptcy Court is in full force and effect at Closing and not subject to any stay.

ARTICLE V
REPRESENTATIONS, WARRANTIES, COVENANTS,
AND AGREEMENTS OF SELLERS
     To induce Purchaser to enter into this Agreement and to consummate the sale and purchase of the Purchased Assets in accordance with this Agreement, Sellers represent and warrant the following to Purchaser subject to the Disclosure Schedules, as of the date hereof and as of the Closing Date:
     5.1 Organization
     Sellers are duly organized, validly existing and in good standing under the laws of the State of Delaware. Sellers are not “foreign persons” as defined in Section 1445 of the IRC and the regulations promulgated thereunder. Subject to the limitations imposed on Sellers under the Bankruptcy Code, Sellers have the requisite corporate power and authority to own, lease and operate their properties and to carry on their business as now conducted.
     Subject to entry of the Sale Order and authorization as required by the Bankruptcy Court:
     (a) Sellers have the requisite power and authority and all requirements for corporate action on the part of the Sellers have been complied with for Sellers to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which they are a party and to perform their respective obligations hereunder and thereunder; and
     (b) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Sellers are a party has been duly and validly executed and delivered by Sellers and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement thereof or relating to creditors’ rights generally and subject to the availability of equitable remedies and the effect of general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).
     5.2 Conflicts; Consents of Third Parties
     (a) The execution and delivery by Sellers of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party, the consummation of the Transactions contemplated hereby and thereby, or compliance by Sellers with any of the provisions hereof do not conflict with, or result in any violation of or default (except for defaults of the type referred to in section 365(b)(2) of the

Bankruptcy Code), with or without notice or lapse of time, or both, under, or give rise to a right of termination or cancellation under any provision of:
     (i) Any certificate of incorporation and by-laws or comparable organizational documents of Sellers;
     (ii) subject to entry of the Sale Order, any Assumed Contract, Lease or Permit to which Sellers are a party or by which Purchased Assets of Sellers are bound; or
     (iii) subject to entry of the Sale Order, any Order of any Governmental Body applicable to Sellers or the Purchased Assets of Sellers as of the date hereof.
     (b) If the Sale Order is entered, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Sellers in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which it is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the assignment or conveyance of the Purchased Assets, or the taking by Sellers of any other action contemplated hereby or thereby.
     5.3 Title to Purchased Assets
     Sellers either own or have the right to transfer the Purchased Assets, and, subject to the entry of the Sale Order, Purchaser will be vested with good title to such Purchased Assets, free and clear of all Liens, Claims, and Interests, other than Liens for Taxes for the current tax year which are not yet due and payable, which shall be prorated. For clarification, notwithstanding anything to the contrary in this Section 5.3, all Taxes discussed in Section 13.4 shall be paid as provided in Section 13.4.
     5.4 Brokers
     To the Sellers’ knowledge, Sellers have no obligation to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with this Agreement, the Transactions, or the sale of the Purchased Assets. Sellers acknowledge that Thomas Lloyd has made a claim for a fee purportedly related to this Transaction but the Sellers do not believe that such claim is valid. Sellers shall be responsible for all such fees, commissions or other similar compensation, if any, that have become due and payable, and Purchaser shall have no liability or responsibility therefor. In the event that any person, including Thomas Lloyd, makes a claim in this regard, Sellers shall (i) respond to and defend against such claim, and (ii) notify Purchaser of such claim and if such claim is in writing, provide a copy of such claim to Purchaser.

     5.5 Board Approval and Recommendation
     The Board of Directors of each of the Sellers has determined that, based upon its consideration of the available alternatives, and subject to the approval of the Bankruptcy Court and the provisions in this Agreement regarding the solicitation of Competing Transactions, a sale of the Purchased Assets and the assumption and assignment of the Assumed Contracts pursuant to this Agreement and under sections 105, 363, and 365 of the Bankruptcy Code is in the best interests of Sellers.
     5.6 [Intentionally Omitted]
     5.7 Intellectual Property
          (a) To the knowledge of Sellers, Schedule 5.7 sets forth, for all material Intellectual Property owned by Sellers, a complete and accurate list of all U.S. and foreign: (i) registered Trademarks and material unregistered Trademarks; (ii) registered Copyrights, (iii) Patents and applications or registrations for Patents; and (iv) Domain Names.
          (b) To the knowledge of Sellers, Schedule 5.7 lists all material contracts for Software that is licensed, leased or otherwise used by Sellers (other than off-the-shelf Software), and all Software that is owned by Sellers other than off the shelf Software (“Proprietary Software”), and identifies which software is owned, licensed, leased, or otherwise used, as the case may be.
          (c) To the knowledge of Sellers, Schedule 5.7 sets forth a complete and accurate list of all material agreements (whether verbal or written) granting or obtaining any right to use or practice any rights under any Intellectual Property, to which any Seller is a party or otherwise bound, as licensee or licensor thereunder, including license agreements, settlement agreements and covenants not to sue (collectively, the “License Agreements”); provided, that on the Effective Date, Schedule 5.7 will not include a complete list of all distribution, marketing and other agreements under which the Sellers may have provided someone a right to use their name or other Intellectual Property but such Schedule shall be updated within ten (10) days of the Effective Date to list such additional agreements.
          (d) Sellers take reasonable measures to protect the confidentiality of material Trade Secrets.
     5.8 Litigation
     To the knowledge of Sellers, except as set forth on Schedule 5.8, Sellers are not subject to any outstanding Order and are not parties to any Action except which would not have, either individually or in the aggregate, a Material Adverse Effect on the Purchased Assets (as defined in Section 11.1(a)).
     5.9 Employees and Employee Benefit Plans

          (a) To the knowledge of Sellers, Schedule 5.9(a) sets forth a complete and correct list of all employees of Sellers. Sellers are not party to any collective bargaining agreement, and none of their employees are subject to any collective bargaining agreement.
          (b) To the knowledge of Sellers, Schedule 5.9(b) sets forth a complete and correct list of all Sellers Benefit Plans. To the knowledge of Sellers, no Sellers Benefit Plan (i) is subject to the minimum funding standards of Section 412 of the IRC or Title IV of ERISA, (ii) is a “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) provides health or life insurance benefits beyond termination of service or retirement except for continuation coverage required under COBRA. To the knowledge of Sellers, neither Sellers nor any member of Sellers Controlled Group sponsors or contributes to any other Employee Benefit Plans for the benefit of their employees or the employees of any other Persons other than the Sellers Benefits Plans required to be listed on Schedule 5.9(b).
     5.10 Contracts
     To the knowledge of Sellers, Schedule 5.10 contains a correct and complete list of all Contracts material to the Purchased Assets and the Business.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND GUARANTOR
     Purchaser and the Guarantor hereby represent and warrant, jointly and severally, to Sellers that:
     6.1 Organization and Good Standing
     The Purchaser is an entity duly organized, validly existing and in good standing under the laws of California and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.
     6.2 Authorization of Agreement
     Each of Purchaser and the Guarantor has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser and Guarantor. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser and/or Guarantor is a party has been duly and validly executed and delivered by Purchaser or Guarantor and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser or

Guarantor is a party constitutes a legal, valid and binding obligation of Purchaser or Guarantor enforceable against it in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement thereof or relating to creditors’ rights generally and subject to the availability of equitable remedies and the effect of general principles of equity.
     6.3 Conflicts; Consents of Third Parties
     The execution and delivery by Purchaser and Guarantor of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser or Guarantor is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by Purchaser or Guarantor with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) in the case of the Purchaser, its certificate of formation or operating agreement; (ii) any Contract, Lease or Permit to which Purchaser or Guarantor is a party or by which any of its properties or assets are bound; (iii) any Order of any Governmental Body applicable to Purchaser or Guarantor or any of their respective properties or assets as of the date hereof; or (iv) any applicable Law.
     6.4 Brokers
     To the Purchaser’s knowledge, none of Purchaser or Guarantor has any obligation to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with this Agreement, the Transactions or the sale of the Purchased Assets. Purchaser shall be responsible for all such fees, commissions or similar compensation, if any, that become due and payable, and Sellers shall have no liability or responsibility therefor. In the event that any person makes a claim in this regard, Purchaser shall (i) respond to and defend against, such claim, and (ii) notify Sellers of such claim and if such claim is in writing, provide a copy of such claim to Sellers.
     6.5 DigiMedia Investment
     Purchaser, Guarantor or their respective Affiliates have collectively made the Digimedia Investment in the amount set forth on Schedule 8.4 and own and control 51% of DigiMedia.
     6.6 Defaults
     Neither the execution of this Agreement nor the consummation by Purchaser or the Guarantor of the Transactions contemplated hereby will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default, or result in a termination of any material agreement or instrument to which Purchaser or any Guarantor is a party; or will violate any applicable Law that is likely to adversely affect in any manner the performance by Purchaser or any Guarantor of this Agreement.

     6.7 Litigation
     There is no action, suit, proceeding or claim which is pending or, to Purchaser’s or any Guarantor’s knowledge, threatened in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality which would affect Purchaser’s or such Guarantor’s ability to perform its obligations under this Agreement.
ARTICLE VII
OPERATIONS PENDING CLOSING
     7.1 Operation of Business
     Subject to changes resulting from the filing of the Bankruptcy Case, the requirements of the Bankruptcy Code and any Order of the Bankruptcy Court, including any Orders authorizing the DIP Facility (and the terms of the DIP Facility), an operating budget and/or the Sellers’ use of cash collateral, Sellers shall manage, operate, repair and maintain the Purchased Assets in the Ordinary Course of Business, shall keep the Purchased Assets in their present states of repair, subject to normal wear and tear, shall maintain insurance on the Purchased Assets and shall collect their Accounts Receivable in a manner that will maximize value to the estates but which is consistent with past practices of the Sellers. Without limiting the generality of the foregoing sentence, Sellers shall also (i) seek approval of the Bankruptcy Court as a first-day motion to pay (and shall pay upon receiving Bankruptcy Court approval) the pre-petition amounts owed to DigiMedia up to $3.5 million and TCV up to $2.0 million (the “Critical Vendor Motion”), (ii) use all reasonable efforts to obtain approval of the Critical Vendor Motion at the first-day hearing or as soon thereafter as practicable, (iii) if the Critical Vendor Motion is granted, promptly make the payments authorized and directed thereunder subject to the above limits, and (iv) pay all post-petition license, royalty, registration and other fees and costs required to be paid under all licenses of Intellectual Property to which any Seller is a party except for Cure Amounts as and when payable under the terms thereunder; provided that with respect to licenses of Intellectual Property, Sellers shall not be required to pay any pre-petition amounts.
     7.2 Retention of Interim CEO
     Except as may otherwise be ordered by the Bankruptcy Court, Sellers shall continue to retain Greg Rayburn of FTI Consulting, Inc. or, in the event Mr. Rayburn is unable to serve in such capacity, such other person as is acceptable to the Purchaser and Lenders, acting reasonably, as the Sellers’ Interim Chief Executive Officer.
     7.3 Material Operational Decisions; Cooperation
     Sellers shall consult with Purchaser on any material operational decisions prior to the Closing Date. The Sellers will cooperate with the Purchaser prior to Closing to provide them access to information, documents and files within the knowledge and possession of Sellers and FTI Consulting (including, without limitation, information and documents relating to Sellers’

current and former employees) and assist in development of post-sale plans for the Business subject to reasonable limitations established by the Sellers’ Interim CEO.
     7.4 No New Contracts
     Except in connection with the Existing Debt Facility and the DIP Facility or otherwise in the Ordinary Course of Business, Sellers shall not modify, extend, renew or cancel in writing (except as a result of a default by the other party thereunder) any Assumed Contracts relative to the Purchased Assets or enter into any new contract or agreement related to the Purchased Assets without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
ARTICLE VIII
BANKRUPTCY COURT MATTERS
     8.1 Competing Transaction
     This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers and the Bankruptcy Court of higher or better Competing Transactions. Nothing contained herein shall be construed to prohibit Sellers and their representatives from soliciting, considering, negotiating, agreeing to, or otherwise taking action in furtherance of, any Competing Transaction once the Petitions have been filed.
     8.2 Bidding Procedures Order
     (a) Sellers agree promptly following, but no later than three (3) days after, the execution of this Agreement, to:
     (i) file the Bankruptcy Case; and
     (ii) file the Sale Motion requesting a hearing date to approve the Bidding Procedures Order and for a hearing date to approve the Sale Order.
     (b) The Bidding Procedures Order shall, among other things,
     (i) approve the Break-Up Fee and Expense Reimbursement, and provide that the Purchaser’s claim to the Expense Reimbursement shall be entitled to superpriority administrative claim treatment in the Bankruptcy Case, senior to all other superpriority claims and that the Break-Up Fee and Expense Reimbursement must be paid to Purchaser in full upon consummation of a Competing Transaction;
     (ii) authorize the Purchaser to include the Break-Up Fee and Expense Reimbursement in any bid made by it at any Auction;
     (iii) establish the Bid Deadline as defined herein;

     (iv) establish an Auction Date; and
     (v) establish a date for the Sale Hearing.
     (c) The Bidding Procedures Order shall also establish the procedures for the solicitation of higher and/or better offers from Qualified Bidders for the Purchased Assets as a single integrated transaction.
     (d) Sellers hereby agree not to change or modify any of the dates or procedures set forth in the Bidding Procedures Order, including without limitation (i) the dates of the Bid Deadline, Auction and Sale Hearing, (ii) the procedures for determining any Qualified Bid and Qualified Bidders, or (iii) the Initial Overbid Amount and the Incremental Bid Amount, without the prior written consent of Purchaser and the Lenders, except as otherwise ordered by the Bankruptcy Court.
     (e) Sellers agree, and shall represent to the Bankruptcy Court, that Sellers actively solicited this “stalking horse” bid from the Purchaser.
     8.3 Submission to Bankruptcy Court
     Within one (1) day following the Petition Date, Sellers shall file with the Bankruptcy Court this Agreement and such notices as may be appropriate in connection therewith. Purchaser shall cooperate with Sellers in obtaining Bankruptcy Court approval of the Bidding Procedures Order and the Sale Order.
     8.4 Break-Up Fee and Expense Reimbursement
     The Bidding Procedures Order shall provide that:
     (a) Purchaser is entitled to be paid an amount equal to $3,000,000 as a fair and reasonable break-up fee (the “Break-Up Fee”) in accordance with the terms of this Agreement;
     (b) Purchaser is entitled to reimbursement of reasonable documented expenses of up to $500,000 (the “Expense Reimbursement”) in accordance with the terms of this Agreement; and
     (c) Any purchaser under a Competing Bid that is to be deemed higher and/or better shall be required to purchase the Purchaser’s interest in DigiMedia (the “DigiMedia Investment”) from Purchaser at the price set forth on Schedule 8.4 hereto.
     8.5 Payment of Break-Up Fee and DigiMedia Investment
     The Break-Up Fee and purchase of the DigiMedia Investment shall be due and payable pursuant to 8.6 to the Purchaser if:
     (a) Purchaser is not the winning bidder at the Auction;

     (b) the Bankruptcy Court approves a Competing Transaction with a Qualified Bidder other than the Purchaser;
     (c) the Sellers consummate such Competing Transaction; and
     (d) Purchaser is not otherwise in breach of this Agreement.
     The Break-Up Fee and the purchase of the DigiMedia Investment described in this Article VIII shall be paid upon and subject to the occurrence of a Closing of a Competing Transaction, by the winning Qualified Bidder or by the Debtor from the proceeds of such Competing Transaction.
     8.6 Purchaser’s Back-Up Commitment; Payment of Expense Reimbursement
     If a Competing Transaction is approved by the Bankruptcy Court with a Qualified Bidder other than the Purchaser, then (a) the Purchaser shall remain bound to this Agreement, on its existing terms and at the Purchase Price set forth herein, as a back-up purchaser, unless and until the Competing Transaction is consummated or, if earlier, until the applicable date in clause 14.1(a), and (b) provided Purchaser is not otherwise in breach of this Agreement, the Seller shall pay the Expense Reimbursement to the Purchaser on the earlier of (i) one Business Day after the applicable date in clause 14.1(a), and (ii) within five (5) Business Days of the Closing of a Competing Transaction.
     8.7 Sale Order; Adequate Assurance
     (a) Purchaser and Guarantor agree that they will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser with respect to the Assumed Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and the Assumed Contracts, and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) or any other section of the Bankruptcy Code and that the Purchase Price was not controlled by an agreement in violation of section 363(n) or any other section of the Bankruptcy Code. The Sale Order shall provide that it shall be effective and enforceable immediately upon entry by the Bankruptcy Court notwithstanding Rules 6004(g) and 6006(d) of the Federal Rules of Bankruptcy Procedure. In the event the entry of the Sale Order shall be appealed, Sellers and Purchaser shall use their respective reasonable efforts to defend such appeal.
     (b) Purchaser will timely provide such information to Sellers as is required by the Sellers to provide “adequate assurance” pursuant to and in accordance with section 365 of the Bankruptcy Code with respect to the Assumed Contracts; provided, that Sellers and Purchaser agree to use reasonable efforts to obtain a protective order and/or an order allowing Purchaser to file such information under seal covering such information if requested by Purchaser.

ARTICLE IX
COVENANTS OF THE PARTIES
     9.1 Preservation and Access to Books and Records
     Sellers and their successors, including any Chapter 11 Trustee or Chapter 7 Trustee, and Purchaser agree that each of them shall preserve and keep the books and records prior to and after the Closing Date held by it or their Affiliates relating to the Purchased Assets and Hired Employees for five (5) years after the Closing Date (except as provided below) and shall make such records available to the other as may be reasonably required by such party in connection with, among other things, any Avoidance Actions, Excluded Estate Actions, insurance claims by, legal proceedings or tax audits against or governmental investigations of Sellers or Purchaser. In the event Sellers or Purchaser wish to destroy such records after five years, such party shall first give 90 days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such 90 day period, to take possession of the records within 90 days after the date of such notice.
     9.2 Publicity
     Except as required by operation of law or applicable securities regulations, none of the parties hereto shall issue any press release concerning this Agreement or the Transactions without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Sellers, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement, provided that the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof. Without expanding the scope of the prior sentence, Purchaser shall be entitled to disclose the Sale Order as necessary to defend against any Claims against Purchaser related to this Agreement or the Transactions.
     9.3 Disclosure Schedules
     The Disclosure Schedules shall be provided by Sellers to Purchaser on or before the Effective Date, unless otherwise agreed to by the parties. Any updates to the Disclosure Schedules shall be provided to Purchaser on or before three Business Days prior to the Closing and, if Sellers do not have any update, Sellers shall provide a statement to Purchaser to that effect. The information in the Disclosure Schedules constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Sellers as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. Any update shall be deemed to amend and supplement the Disclosure Schedules for the purpose of determining the accuracy of any representations and warranties or providing lists of assets and liabilities.

     9.4 Schedules and Exhibits
     Sellers shall work in good faith to complete the Disclosure Schedules and exhibits to be attached to this Agreement and Purchaser shall reasonably cooperate where necessary.
     9.5 Best Efforts; Further Assurances
     (a) Subject to the terms and conditions of this Agreement, Purchaser and Sellers will each use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Transactions. Sellers and Purchaser each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the Transactions and to vest in Purchaser or, in the SPV for the Designated Assets, good title to the Purchased Assets.
     (b) Subject to the terms and conditions of this Agreement, Purchaser and Sellers will each use their best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the Transactions and to obtain approval and entry of the Sale Order and the Bid Procedures Order.
     9.6 Certain Filings
     Sellers and Purchaser shall cooperate with one another:
     (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions,
     (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers, and
     (c) in continuing to prepare and file claims for Tax Refunds in accordance with the Earn Out Procedures.
     9.7 Guaranty
     The Guarantor hereby unconditionally and irrevocably guarantees the due and punctual payment and performance of all of the obligations of the Purchaser under this Agreement as provided in the APA Guaranty.
     9.8 Certain Contracts
     Sellers shall maintain their contracts with Technology Resource Group, Inc., the QMI Group, and Innovative Marketing Services during the cases (as proposed to be amended by the Sellers after the Petition Date) and shall pay all amounts due and payable thereunder in accordance with the budget provided for under the DIP Facility. The Sellers shall also remain current on the Cured Leases after the Petition Date in accordance with the budget provided for under the DIP Facility.
ARTICLE X
EMPLOYEES AND EMPLOYEE BENEFITS
     10.1 No Successor Liability To Sellers’ Employees
     Under no circumstances shall Purchaser assume or be obligated to pay, and the Purchased Assets shall not be or become liable for or subject to, any claims of or liabilities of Sellers’ Employees, including but not limited to, any claims or liabilities related to employment practices, COBRA (as defined herein) equal employment opportunity, nondiscrimination, harassment, wrongful termination, breach of contract, immigration, wage and hour laws, any other state, federal or local labor and employment laws, liability under the WARN Act, salaries, vacations, sick pay, incentives, severance pay, bonus, overtime, meal period, pension profit sharing retirement and/or deferred compensation and any other compensation or benefits (the “Employee Claims”), which Employee Claims shall be and remain the liability, responsibility and obligation of Sellers.
     10.2 Employment
     (a) Hired Employees. Purchaser may (but shall not be required to), in its sole and absolute discretion, offer employment to any and all individuals employed by Sellers in connection with the Business (and not relating solely to Vivitar and its subsidiaries) as of the Closing Date to commence immediately following the Closing, each such offer contingent upon the issuance of the Sale Order of the Bankruptcy Court and the Closing. Purchaser’s employment of any individuals previously employed by Sellers shall be on an “at will” basis and on such other terms and conditions of employment as Purchaser shall offer in its sole discretion. Except as otherwise agreed to in writing, Purchaser shall be under no obligation to employ or continue to employ any individual for any period. The employees who accept Purchaser’s offer of employment and who commence employment with Purchaser from and after the Closing Date shall be referred to herein as the “Hired Employees.” Under no circumstance shall any individual employed or formerly employed by Sellers become an employee of Purchaser unless such individual becomes a Hired Employee.
     With respect to each Hired Employee, Sellers hereby waive and release each such individual from any and all contractual, common law or other restrictions enforceable by Sellers on the employment, activities or other conduct of such individuals after their termination of employment with Sellers; provided, however, that Sellers shall assign to the Purchaser Sellers’ rights to all obligations of each Hired Employee not to disclose confidential information relating to the Business (and not relating to Vivitar and its subsidiaries) and all obligations not to compete with the Business owed to Sellers by such Hired Employee.

     Except as expressly provided herein, nothing herein shall be construed as transferring to Purchaser (i) any Contract or agreement with any current or former employee of Sellers or for the employment of any Person or engagement of any independent contractor by Sellers or (ii) any rights or obligations Sellers may owe to or be owed by any current or former employee, officer, director, consultant, independent contractor or agent of Sellers.
     Nothing herein, express or implied, shall confer upon any employee or former employee of Sellers any rights or remedies (including any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement. Purchaser and Sellers agree that the provisions contained herein are not intended to be for the benefit of or otherwise be enforceable by, any third party, including any employee or former employee of Sellers.
     Purchaser shall have no obligation to pay severance to any individual previously employed by Sellers, irrespective of whether such individual becomes a Hired Employee, and any such obligations remain obligations of the Seller.
     (b) No Obligations. Nothing contained in this Agreement shall be construed to require, or prevent the termination of, employment of any individual, require minimum benefit or compensation levels or prevent any change in the employee benefits provided to any individual Employee. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Sellers or any other persons or entities (including any beneficiary or dependent thereof), in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever.
     10.3 Employee Matters
     Sellers shall comply with all notice requirements under the WARN Act and any similar state or local statute with respect to its Employees on or prior to or after the Closing Date and also with respect to those Sellers’ Employees who decline or reject offers of employment from Purchaser. Sellers shall be liable for any liability under the WARN Act.
     10.4 COBRA Continuation Coverage
     Sellers shall (i) comply with all notice requirements under Section 4980B(f) of the IRC and Part 6 of Title I of ERISA (hereinafter, collectively referred to as “COBRA”) to the extent applicable to Sellers, and (ii) to the extent required by applicable law, provide or cause its subsidiaries to provide COBRA continuation coverage to all “M&A Qualified Beneficiaries,” as that term is defined by Treasury Regulations §54.4980B-9, Q&A-4, with respect to the Transactions for the minimum period that continuation coverage is required by law to be available to the M&A Qualified Beneficiaries (including any second Qualifying Events experienced by the M&A Qualified Beneficiaries) under COBRA and any similar state laws. Prior to the Closing, Sellers shall provide Purchaser with a complete and accurate list of all Employees that are, or will be considered, M&A Qualified Beneficiaries with respect to the Transaction. Notwithstanding the foregoing, in the event a change in circumstances of the Sellers and/or their subsidiaries excuses the obligation to provide such coverage, Sellers and/or their subsidiaries will no longer have an obligation to provide such coverage.

ARTICLE XI
CONDITIONS TO CLOSING
     11.1 Conditions to Purchaser’s Obligations
     The obligations of Purchaser to consummate the Transactions are subject to the satisfaction, as of the Closing, of each of the following conditions (any of which may be waived in whole or in part in writing by Purchaser at or prior to the Closing):
     (a) The representations and warranties of Sellers set forth herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent the failure of such representations and warranties to be so true and correct on and as of the Closing Date does not have a material adverse effect on the Purchased Assets, Business, financial condition or results of operations of Sellers, taking into account the poor and precarious financial condition of the Sellers and their subsidiaries that exists at and will continue after the Effective Date and ignoring for this purpose any adverse changes or conditions arising prior to the Effective Date or related to the filing of the Bankruptcy Case (a “Material Adverse Effect”).
     (b) Target Corporation shall not have notified Sellers or, to the Sellers knowledge, Technology Resource Group, Inc., in writing or by email that Target Corporation has terminated or intends to terminate its relationship with the Sellers.
     (c) Sellers shall have performed, observed, and complied in material respects with the covenants, agreements, obligations and conditions required by this Agreement to be performed, observed and complied with by Sellers prior to or as of the Closing, except to the extent such non-compliance does not have a Material Adverse Effect.
     (d) No Order or other Legal Requirement preventing the consummation of the Transactions shall be in effect.
     (e) The Bankruptcy Court shall have approved the DIP Facility, and the order approving the DIP Facility shall not be subject to any stay.
     (f) The Bankruptcy Court shall have entered the Bidding Procedures Order and the Bidding Procedures Order shall not be subject to a stay.
     (g) The Bankruptcy Court shall have issued the Sale Order and any Assignment Order in accordance herewith, which shall not be subject to any stay.
     (h) Sellers shall have executed any and all documents and instruments necessary to convey good title to the Purchased Assets to Purchaser.

     (i) All consents and approvals, if any, required to close the Transactions shall have been received except for such consents and approvals, if any, which, if not received, would not have a Material Adverse Effect.
     (j) The Debt Assumption Agreement and the New Term Loan Documents in the form of Exhibit C hereto shall have been executed and delivered by the Lenders and, if applicable, the Sellers.
     (k) Sellers shall have delivered to Purchaser properly executed certificates of non-foreign status for purposes of satisfying Purchaser’s obligations under Treasury Regulations Section 1.1445-2(b)(2).
     11.2 Purchaser’s Obligations at the Closing
     (a) Purchaser shall deliver or cause to be delivered to Sellers the following items at the Closing:
     (i) the Purchase Price required by Section 4.1 above;
     (ii) a copy of the resolutions of its Board of Directors of Purchaser authorizing the Transactions;
     (iii) an executed assumption agreement in relation to the Assumed Portion of the Existing Debt Facility in the form of Exhibit D hereto (the “Debt Assumption Agreement”);
     (iv) an executed assignment and assumption agreement in relation to the Assumed Liabilities and the Assumed Contracts, in the form of Exhibit E hereto (the “Assignment and Assumption Agreement”);
     (v) a guaranty executed by the Guarantor in the form of Exhibit F hereto;
     (vi) an executed Designated Assets Agreement, the Assignments of Receivables and an executed IP License Agreement; and
     (vii) executed New Term Loan Documents and an executed Shared Services Agreement.
     (b) Purchaser shall pay to the Lenders at the Closing the first amortization payment due under the New Term Loan Documents in the amount of $18,000,000.
     11.3 Conditions to Sellers’ Obligations
     The obligations of Sellers to consummate the Transactions are subject to the satisfaction, as of the Closing, of each of the following conditions (any of which may be waived in whole or in part in writing by Sellers at or prior to the Closing):

     (a) The representations and warranties of Purchaser set forth herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent the failure of such representations and warranties to be so true and correct on and as of the Closing Date does not have a material adverse effect on the assets or financial condition of Purchaser or Guarantor.
     (b) Purchaser shall have performed, observed, and complied in all material respects with all of the covenants, agreements, obligations and conditions required by this Agreement to be performed, observed and complied with by Purchaser prior to or as of the Closing, except to the extent such non-compliance does not have a material adverse effect on the assets or financial condition of Purchaser or Guarantor.
     (c) No Order or other Legal Requirement preventing the consummation of the Transactions shall be in effect.
     (d) Purchaser shall have paid the Purchase Price to Sellers as set forth in Section 4.1.
     (e) The Bankruptcy Court shall have issued the Sale Order, which shall not be subject to any stay.
     11.4 Sellers’ Obligations at the Closing
     (a) Sellers shall deliver or cause to be delivered to Purchaser the following items at the Closing:
     (i) Bills of Sale executed by Sellers in the form of Exhibit G hereto;
     (ii) An executed Debt Assumption Agreement;
     (iii) An executed Assignment and Assumption Agreement;
     (iv) All keys to any real property, the Purchased Assets and any combinations to any safes thereon, passwords for all computers thereon and any security devices therein;
     (v) An executed Designated Assets Agreement, the Assignments of Receivables and an executed IP License Agreement; and
     (vi) Such other documents and affidavits as may be reasonably required by this Agreement in order to consummate the Transactions, including without limitation, documents evidencing the transfer of the material Intellectual Property except to the extent such non-compliance does not have a Material Adverse Effect.
     (b) Sellers shall cause the Designated Assets to be transferred to the SPV at the Closing.

     11.5 Closing Costs
     Except as otherwise provided in this Agreement, Sellers and Purchaser shall pay their own respective costs and expenses, including, without limitation, attorneys’ fees.
ARTICLE XII
CLOSING
     12.1 Closing Date
     If the Sale Order is entered, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at a location mutually acceptable to Sellers and Purchaser at 10:00 a.m. on the Closing Date.
ARTICLE XIII
TAXES
     13.1 Tax Ownership
     For all federal income and applicable state and local Tax purposes, the parties hereto agree to treat the Designated Assets as acquired by Purchaser (and not by the SPV), and thereafter as owned by Purchaser so long as such assets remain available to service or support the Assumed Portion of the Existing Debt Facility or Purchaser’s obligations under the New Term Loan Documents (including as such documents may be subsequently amended), and not to take any position (whether in a Tax Return or before any Governmental Authority) inconsistent therewith, except pursuant to a final “determination” (as defined in Section 1313(a) of the IRC or corresponding provision of state or local Law); provided, however, that no party shall be required in the event of an adverse determination upon audit or examination by a Governmental Authority to appeal such determination.
     13.2 Cooperation and Audits
     Subject to Section 9.1, Purchaser and Sellers shall cooperate fully with each other regarding Tax matters (including matters regarding purchase price allocation and the execution of appropriate powers of attorney) and shall make available to the other as reasonably requested all information, records and documents relating to Taxes by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.
     13.3 Transfer Taxes
     Any transfer, documentary, sales, use, registration, recording, stamp, value-added and other similar Taxes (but excluding any Taxes based on or attributable to income or gains) and related fees including notarial fees (collectively, the “Transfer Taxes”) arising out of or incurred in connection with this Agreement will be borne equally by Purchaser, on the one hand, and the Sellers, on the other. The party that is required to file a Tax Return relating to the Transfer

Taxes will be responsible for preparing and timely filing such a Tax Return. Such party will prepare the Transfer Tax returns for which it is responsible as soon as is practicable and provide the other party with a copy to review. The reviewing party will provide the preparing party with comments and the amount of Transfer Tax to be paid by the reviewing party in sufficient time to enable the preparing party to timely file the return and pay the Transfer Tax. Purchaser and Sellers will cooperate with each other in the preparation of such Tax Returns, including (if applicable) in connection with substantiating exemptions. Purchaser shall use commercially reasonable efforts to file a resale certificate in a timely manner so that inventory is not subject to such Transfer Taxes.
ARTICLE XIV
TERMINATION
     14.1 Grounds for Termination
     This Agreement may be terminated at any time prior to the Closing:
     (a) by Purchaser or Sellers, if the Closing shall not have occurred for any reason by September 2, 2008, which date shall be subject to extension to September 15, 2008 at the option of the Purchaser upon written notice delivered no later than five (5) Business Days prior to September 2, 2008 to the Sellers and the Lenders, and upon such notice all obligations of the Parties shall be extended to September 15, 2008.
     (b) by Purchaser, if except as permitted herein, a material portion of the Purchased Assets or Intellectual Property is sold to a Third Party.
     (c) by the mutual written agreement of Purchaser and Sellers (with the consent of the Lenders).
     (d) by Purchaser or Sellers if the Bankruptcy Court approves a Competing Transaction and it is consummated.
     14.2 Effect of Termination
     If this Agreement is terminated as permitted herein, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided, however, that if the conditions to closing set forth in Section 11.1 hereof shall have been met, or if such conditions would have been met but for any action of, omission of, or failure to use best efforts by Purchaser, then all parties agree that the Transactions contemplated hereby shall be closed and Sellers or the Lenders may sue for, and shall be entitled to, specific performance of this Agreement (including but not limited to Purchaser’s assumption of the Assumed Liabilities and execution of the New Term Loan Documents) and/or to receive full money damages (including, but not limited to, Sellers’ right to retain the Deposit and to apply it as Seller determines).

     The confidentiality agreement dated June 9, 2008 between Sellers and Purchaser (the “Confidentiality Agreement”) shall survive any termination of this Agreement and nothing in this Agreement or any termination of this Agreement shall relieve Purchaser of any of its obligations under the Confidentiality Agreement.
ARTICLE XV
MISCELLANEOUS
     15.1 Notices
     All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, sent by confirmed facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, confirmed faxed or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows (or to such other address or telecopy number as the applicable party shall have notified the other party in writing in accordance with this Section. If given by certified or registered mail, the notice shall be deemed to have been given three (3) Business Days after such certified or registered letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States mail. Such notices shall be given to the parties hereto at the following addresses or, if given by facsimile transmission at the following facsimile numbers:
If to Sellers to:
Mr. Greg Rayburn
Syntax Brillian Corporation
20400 E. Business Parkway
City of Industry, CA 91789
Facsimile Number: (909) 859-8402
With a copy to:
Nancy A. Mitchell
Greenberg Traurig
200 Park Avenue
New York, New York 10166
Facsimile Number: (212) 805-9375
If to Lenders:
Silver Point Finance, LLC
2 Greenwich Plaza
Greenwich, CT 06830
Attention: Marc Diagonale, with a copy to Anthony DiNello
Facsimile Number: (312) 357-7203

With a copy to:
Weil Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Stephen Karotkin and Simeon Gold
Facsimile Number: (212) 310-8007
If to Purchaser to
Olevia International Group, LLC
Attn: Michael Wu
c/o TCV Group
No. 20, Ta You 1st Street
Ta Fa Ind’l District
Kaohsiung Hsien
Tawian, R.O.C.
Facsimile No: 011-886-7-7872943
With a copy to:
Sheppard Mullin Richter & Hampton LLP
Attn: David Sunkin, Esq.
333 South Hope Street, 48th Floor
Los Angeles, California 90071
Facsimile Number: (213) 443-2750
     15.2 Amendments and Waivers
     (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement and the Lenders, or in the case of a waiver, by the party against whom the waiver is to be effective.
     (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.
     15.3 Successors and Assigns
     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any Chapter 11 Trustee or Chapter 7 Trustee that may be appointed in Sellers’ Bankruptcy Cases. Purchaser may assign some or all of its rights and obligations hereunder to one or more subsidiaries formed by Purchaser prior to the Closing and/or, upon notice to the Company, to one or more persons or entities that are shareholders of Purchaser that Purchaser may designate, in its sole discretion. Notwithstanding the foregoing, no assignment of any obligations hereunder shall relieve the parties hereto of any such obligations and the obligations of such parties and the Guarantor shall remain in full force and effect. Upon any such assignment, the references in this Agreement to Sellers or Purchaser shall also apply to any such assignee unless the context otherwise requires.
     15.4 Bulk Sales Laws
     Purchaser and Sellers each waive compliance by Sellers with the provision of the “bulk sales”, “bulk transfer” or similar Laws of any State.
     15.5 Injunctive Relief
     The parties hereto agree that this Agreement shall be specifically enforceable by the Sellers or the Lenders if the circumstance described in the proviso to Section 14.2 shall have occurred (which specific performance shall include but not be limited to Purchaser’s assumption of the Assumed Liabilities hereunder and execution of the New Term Loan Documents), irrespective of any other condition of fact or law.

     15.6 Communications with Employees, Customers and Vendors
     Upon execution of this Agreement and making of the Deposit, Purchaser and its agents are authorized to negotiate and communicate with Sellers’ employees, customers and vendors subject to reasonable oversight and coordination with the Sellers’ Interim CEO and provided that Purchaser shall not interfere with or have any negotiation, communication or consultation rights in relation to the collection of accounts and notes receivable by Sellers between the Effective Date and the Closing Date.
     15.7 Incorporation by Reference; Captions
     The Preamble and WHEREAS clauses set forth above and the Schedules referred to above are incorporated into this Agreement as if the same were fully set forth. The Captions included in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement in this Agreement.
     15.8 No Survival of Representations and Warranties
     The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder and no Person shall have any liability for any breach thereof. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing for any breach thereof.
     15.9 Bankruptcy Court Jurisdiction
     The Bankruptcy Court shall have and retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 15.1 hereof; provided, however, that if the Bankruptcy Court declines jurisdiction after the Bankruptcy Case has closed or for any other reason, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and any appellate court thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute maybe enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
     15.10 Third Party Beneficiaries
     Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity (except for the Lenders and SPV) not a party to this Agreement.

     15.11 Entire Agreement
     This Agreement and its Exhibits and Schedules embodies and constitutes the entire understanding between the parties hereto with respect to the Transactions, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are superseded by this Agreement.
     15.12 Applicable Law
     This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
     15.13 Timing
     If the final date of any period which is set out in any provision of this Agreement or the Closing Date falls on a Saturday, Sunday or legal holiday under the laws of the United Sates of America, then the time of such period or the Closing Date, as the case may be, shall be extended to the next date which is not a Saturday, Sunday or legal holiday.
     15.14 Invalid Provision
     If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.
     15.15 Multiple Counterparts
     This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one agreement.
     15.16 Further Assurances
     On and after the Closing Date, each party shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonable requested by the other party from time to time to fully effectuate the transfer of the Property to Purchaser in accordance with the terms of this Agreement.
[Signature Pages Follow]

     IN WITNESS WHEREOF, Sellers, Guarantor and Purchaser have executed this Agreement effective as of the date hereof.

SYNTAX-BRILLIAN CORPORATION, a Delaware corporation
By:	/s/ Greg Rayburn
	Name:	Greg Rayburn
	Title:	Interim Chief Executive Officer

SYNTAX-BRILLIAN SPE, INC., a Delaware corporation
By:	/s/ Greg Rayburn
	Name:	Greg Rayburn
	Title:	Interim Chief Executive Officer

SYNTAX GROUPS CORPORATION, a Delaware corporation
By:	/s/ Greg Rayburn
	Name:	Greg Rayburn
	Title:	CEO

Olevia International Group, LLC, a California limited liability company
By:	/s/ Michael Wu
	Name:	Michael Wu
	Title:	President

/s/ Mr. Jung-Jyh Wu
Mr. Jung-Jyh Wu